Exhibit 10.2
2010 AMENDMENT TO
NONQUALIFIED DEFERRED COMPENSATION PLAN
FOR THE
BOARD OF DIRECTORS
OF THE FEDERAL HOME LOAN BANK OF DALLAS
FOR DEFERRALS EFFECTIVE JANUARY 1, 2005
     Pursuant to the authority granted to the Board of Directors of the Federal Home Loan Bank of Dallas, under Section 6.01 of the Nonqualified Deferred Compensation Plan for the Board of Directors of the Federal Home Loan Bank of Dallas for Deferrals Effective January 1, 2005 (the “Plan”), the Plan is hereby amended as follows:
I.
     Article II of the Plan is hereby amended to add a new Section 2.02(a) that provides as follows:
“2.02(a) Investment Election. The Participant shall make an initial investment election as to which of the specific mutual funds listed on the FHLB Dallas Fund Array he/she wishes to have the fee deferrals invested. This investment election shall carry forward from one Plan Year to the next and remain in effect until such time as changed by the Participant.
If no investment election is received, a Participant’s deferrals shall be invested in the Plan’s designated default mutual fund.”
II.
     Article VI of the Plan is hereby amended to add a new Section 6.09 that provides as follows:
     “6.09 Construction. It is intended that this Plan complies with Section 409A of the Internal Revenue Code; therefore, in the event a Plan definition or provision is determined to be ambiguous, it shall be interpreted so as to comply with Section 409A.”

     The effective date of this 2010 Amendment to the Deferred Compensation Plan of the Federal Home Loan Bank of Dallas for Deferrals Effective on January 1, 2005 shall be July 22, 2010.
     Executed this 22nd day of July, 2010.

FEDERAL HOME LOAN BANK OF DALLAS
By:	/s/ Timothy J. Heup, Sr. VP
Corporate Officer

ATTEST:	/s/ Brehan Chapman

Corporate Secretary